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                                                                     EXHIBIT 5.1


               [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD]

                               August 24, 2001




Preem Holdings AB (publ)
Sandhamnsgatan 51
P.O. Box 27800
S-11590

Stockholm, Sweden

                  Re:       Preem Holdings AB (publ)
                  Registration Statement on Form F-4


Ladies and Gentlemen:


         We have acted as special counsel to Preem Holdings AB (publ), a corporation organized under the laws of the Kingdom of Sweden (the "COMPANY"), in connection with the exchange offer, pursuant to a registration statement on Form F-4, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), by the Company of up to E305,000,000 aggregate principal amount of 105/8% Senior Secured Notes due 2011 of the Company (the "SECURITIES") issued and to be issued under an Indenture, dated as of April 10, 2001 (the "INDENTURE") entered into by the Company and Bankers Trust Company, as Trustee, and sold pursuant to the terms of: (i) a purchase agreement, dated as of April 3, 2001 by and among the Company, Deutsche Bank AG London and UBS AG, acting through its business group UBS Warburg, and (ii) a purchase agreement, dated as of July 13, 2001 between the Company and Deutsche Bank AG London. We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

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Akin, Gump, Strauss, Hauer & Feld

August 24, 2001
Page 2


         1. The Securities have been duly authorized by all necessary corporate action on the part of the Company, and when duly executed, authenticated and delivered by or on behalf of the Company and paid for by Deutsche Bank AG London and UBS AG, acting through its business group UBS Warburg, as appropriate, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

         2. The Indenture has been executed and delivered by the Company and the Trustee, and is an obligation of the Company.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Laws of the state of New York.

         B. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ AKIN, GUMP, STRAUSS, HAUER & FELD
                                          -------------------------------------
                                          AKIN, GUMP, STRAUSS, HAUER & FELD


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